Exhibit 99.1

DynCorp International Names William Ballhaus President and CEO

FALLS CHURCH, Va., May 13, 2008 (BUSINESS WIRE) — DynCorp International Inc. (NYSE:DCP) today announced the appointment of William L. Ballhaus as President and Chief Executive Officer, effective May 19, 2008. He succeeds Herb Lanese, who will retire from his chief executive duties but continue to serve on the company’s board of directors.

Ballhaus, 40, joins DynCorp International from BAE Systems where he most recently served as president of its Network Systems division. Previously, he was president of BAE Systems’ National Security Solutions and Mission Solutions divisions, both serving the US defense, intelligence and homeland security markets. Prior to joining BAE Systems in 2003, Ballhaus held a number of senior executive positions at Boeing’s satellite systems business, previously Hughes Space and Communications, including senior vice president of system engineering and general manager of a stand alone electronics subsidiary.

Ballhaus received a bachelor’s degree in mechanical engineering from the University of California at Davis, and master’s and doctoral degrees in aeronautics and astronautics from Stanford University. He also holds a master’s degree in business administration from UCLA’s Anderson Graduate School of Management.

“Bill Ballhaus has the keen intellect, energy and proven leadership skills to accomplish our goal of growing DynCorp International profitably while continuing to diversify its portfolio of customers and contract vehicles,” said Robert B. McKeon, DynCorp International Chairman. “The defense industry is in Bill’s blood — he is the third generation of his family to serve in industry leadership roles. At the same time, we are gratified to still have access to Herb Lanese through his continuing board membership and thank him for his significant contributions that helped position DynCorp International for future growth.”

Commenting on his new role, Ballhaus said, “I’m proud to join the 15,000 men and women of DynCorp International who every day provide a great service to our country and our customers in delivering mission-critical technical services and enhancing security around the globe. I welcome the opportunity to work with the company’s leadership team and the Board to deliver enhanced value for all DynCorp International stakeholders.”

About DynCorp International

DynCorp International is a provider of specialized mission-critical services to civilian and military government agencies worldwide, and operates major programs in law enforcement training and support, security services, base operations, aviation services, contingency operations, and logistics support. Headquartered in Falls Church, Va., DynCorp International has approximately 15,000 employees worldwide. DynCorp International also owns a majority interest in Global Linguist Solutions, LLC, a major provider of translator services to the U.S. military and other government agencies. For more information, visit www.dyn-intl.com.

SOURCE: DynCorp International Inc.

DynCorp International Inc.
Douglas Ebner, 571-722-0210

Copyright Business Wire 2008

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